F2 BROADCAST NETWORK, INC (NV)


                          ACTION IN WRITING BY DIRECTOR

         The undersigned sole Director of F2 BROADCAST NETWORK, INC., hereby adapts the following resolutions without a meeting pursuant to NRS 78.315, to wit:

         RESOLVED. that the following person, effective November 20. 2003 shall serve as an officer of the Company in the capacities set opposite her name until such time as her successors are duly elected and qualify:

         Jennifer Merhib ~ President. Chief Executive Officer & Chairman, and Secretary

         BE IT FURTHER RESOLVED, that the Secretary of the Company be and she hereby is authorized to certify as having been adopted by resolution or resolutions necessary to open or transfer banking accounts maintained in the ordinary course of business with financial institutions and the Secretary so certifying such resolutions shall be and hereby is directed to include in the records of the Company copies of any resolutions so certified.


                                           Director

Signed this 20th day November 2003.        /s/ Ronald Ratner
                                           ------------------------
                                           Ronald Ratner